SIXTH AMENDMENT
TO
PARTICIPATION AGREEMENT

THIS SIXTH AMENDMENT TO PARTICIPATION AGREEMENT (this "Amendment") is dated as of October 26, 2005, by and among QUANTUM CORPORATION, a Delaware corporation, as Lessee (together with its permitted successors and assigns, the "Lessee"); SELCO SERVICE CORPORATION, an Ohio corporation, as Lessor (together with its permitted successors and assigns, the "Lessor"); COMERICA BANK and KEYBANK NATIONAL ASSOCIATION, as Participants and SELCO SERVICE CORPORATION, in its capacity as a Participant (together with their permitted successors and assigns, each a "Participant" and collectively the "Participants"); and KEYBANK NATIONAL ASSOCIATION (in such capacity, together with its successors in such capacity, the "Agent") for the Participants.

RECITALS

A.  Lessee, Lessor, Agent and Participants are parties to a Participation Agreement dated as of December 17, 2002, as amended by that certain First Amendment to Participation Agreement dated as of January 31, 2003, that certain Second Amendment to Participation Agreement dated as of July 21, 2003, that certain Third Amendment to Participation Agreement dated as of March 30, 2004, and that certain Fourth Amendment to Participation Agreement dated as of January 5, 2005 and that certain Fifth Amendment to Participation Agreement dated May 26, 2005 (collectively, the "Participation Agreement")..

B.  Lessee has requested that the Lessor, Agent and Participants amend the Participation Agreement and certain other of the Operative Documents, and Lessor, Agent and Participants have agreed, subject to satisfaction of the conditions set forth herein, to modify certain terms and covenants of Lessee under the Operative Documents.

C.  Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Appendix 1 to the Participation Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AMENDMENTS TO PARTICIPATION AGREEMENT

This Amendment shall be deemed to be an amendment to the Participation Agreement and shall not be construed in any way as a replacement or substitution therefor.  All of the terms and conditions of, and terms defined in, this Amendment are hereby incorporated by reference into the Participation Agreement as if such terms and provisions were set forth in full therein.

1.1  Section 10.1(a) of the Participation Agreement is amended to include a new subsection (iv) as follows:

“(iv)  such other financial reports as Agent may reasonably request from Lessee,

including without limitation, an annual budget fro the Lessee’s next fiscal year to be delivered within 30 days after the end of each fiscal year of Lessee.

1.2  Section 10.2(a)(iv) of the Participation Agreement is amended and restated in its entirety as follows:

"(iv)    Indebtedness of Lessee under the New Convertible Subordinated Notes;"

1.3  Section 10.2(a)(x) of the Participation Agreement is amended and restated in its entirety as follows:

"(x)      Subordinated Indebtedness of Lessee to any Person, provided that (A) such Indebtedness contains subordination provisions no less favorable to Agent and the Participants than those set forth in Exhibit O or as otherwise approved by the Required Participants and (B) the aggregate principal amount of all Subordinated Debt of Lessee outstanding (including the New Convertible Subordinated Notes) does not exceed $350,000,000 at any time, and"

1.4  Section 10.2(e) (v) of the Participation Agreement is amended and restated in its entirety as follows:

“(v)  Investments in the nature of Permitted Acquisitions;”

1.5  Section 10.2(j) of the Participation Agreement is amended and restated in its entirety as follows:

(j)        Certain Indebtedness Payments, Etc.  Neither Lessee nor any of its Subsidiaries shall pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Subordinated Debt except as otherwise permitted under this Section 10.2(j); amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (i) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased as a consequence of such amendment, modification or change, (ii) cause the subordination provisions applicable to such Subordinated Debt to be less favorable to Agent and the Participants than those set forth on Exhibit O, (iii) increase the interest rate applicable thereto, or (iv) accelerate the scheduled payment thereof.  Lessee shall not cause or permit any of its obligations, except the obligations constituting Senior Indebtedness to constitute "Designated Senior Indebtedness" under the Indenture governing the New Convertible Subordinated Debentures (it being understood that the obligations of Lessee under the Operative Documents shall at all times constitute "Designated Senior Indebtedness" under both such indentures).  Notwithstanding the foregoing, Lessee at any time:

(1) conduct an exchange offer (whether public, private or on a 3(a)(9) basis) of all or part of the Lessee’s New Convertible Subordinated Notes for one

or more of the following:  (a) new securities ("New Securities") that are subordinated in right of payment to the obligations of Lessee under the Operative Documents at least to the same extent as the existing New Convertible Subordinated Notes; provided that (w) the aggregate annual interest obligation of Lessee under the New Securities shall be equal to or less than the aggregate annual interest obligation under the existing New Convertible Subordinated Notes, (x) the maturity date of the New Securities shall not be earlier than the maturity date of the existing New Convertible Subordinated Notes, as applicable, (y) the total principal amount of the obligations represented by Lessee's Subordinated Debt shall not be increased by means of any exchange of the New Securities for all or part of the New Convertible Subordinated Notes, and (z) the New Securities shall not permit any amortization of the principal amount of the obligations represented thereby prior to the maturity of the existing New Convertible Subordinated Notes; or

Notwithstanding any provision of this Section 10.2(j) to the contrary, Lessee may (A) convert, or honor a conversion request with respect to, any such Subordinated Debt into Equity Securities of Lessee in accordance with the terms thereof; (B) pay cash to holders of such Subordinated Debt in connection with such a conversion but solely to the extent representing the value of any fractional shares; (C) make payments of interest on such Subordinated Debt not in violation of the Subordination provisions of such Subordinated Debt; (D) pay the redemption premium, if any, owing in connection with any redemption of all or part of the Convertible Subordinated Debentures; (E) pay additional interest in an amount not to exceed 50 basis points per annum of the aggregate principal amount of the New Convertible Subordinated Notes to the extent due under the provisions of the New Convertible Subordinated Notes due to Lessee's failure to register such notes or shares of common stock into which the notes are convertible within the period or to keep such notes or shares registered for or during the periods specified in the indenture for the New Convertible Subordinated Notes or the Registration Rights Agreement; and (F) make other payments, repayments, redemptions, purchases, defeasance or other satisfaction of Subordinated Debt not to exceed $5,000,000 in the aggregate.

1.6  Section 10.2(n) of the Participation Agreement is deleted in its entirety.

1.7  Consolidated Tangible Net Worth.  Section 10.2(k)(i) of the Participation Agreement is amended and restated in its entirety as follows:

(i)  Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth on the last day of any fiscal quarter (such date to be referred to herein as a “determination date”) to be less than $150,000,000.

1.8  Minimum Consolidated EBITDA.  Section 10.2(k)(iv) of the Participation Agreement is amended and restated in its entirety as follows:

(iv)  Minimum Consolidated EBITDA.  Permit Consolidated EBITDA, (measured on a rolling four quarter basis for the trailing four fiscal quarters) as of the last day of any fiscal quarter of Lessee, to be less than $45,000,000.

1.9  Maximum Senior Indebtedness.  Section 10.2(k)(v) of the Participation Agreement is amended and restated in its entirety as follows:

(v)       Maximum Senior Indebtedness.  Permit Senior Indebtedness of Lessee and its Subsidiaries on a consolidated basis to exceed at any time outstanding $145,000,000.

1.10  Minimum Unrestricted Cash.  Section 10.2(k)(vii) of the Participation Agreement is amended and restated in its entirety as follows:

(vii)     Minimum Unrestricted Cash.  Permit Lessee’s Consolidated Cash Balance (as defined in Section 10.1(b)(ii)) at any time to fall below $50,000,000.  Lessee shall maintain the Consolidated Cash Balance of at least $50,000,000 deposited in domestic accounts subject to the Deposit Account Control Agreements and Securities Account Control Agreements.  The covenant that Lessee shall not permit its overall Consolidated Cash Balance to fall below $50,000,000 shall apply at all times and shall be tested monthly in accordance with such reports.

1.11  Section 15.14 of the Participation Agreement is deleted in its entirety and replaced with the following:

15.14   Judicial Reference Waiver of Jury Trial.  All claims shall be determined by a consensual general judicial reference, pursuant to the provisions of California Code of Civil Procedure§§ 638 et seq., as such statutes may be amended or modified from time to time, and as more fully set forth in Schedule 5, attached hereto and made a part hereof, which will be new Exhibit P to the Participation Agreement.

1.12  Consolidated EBITDA.  The definition of “Consolidated EBITDA” set forth in Appendix 1 to the Participation Agreement shall be amended and restated in its entirety as follows:

“Consolidated EBITDA” means the sum of the following, provided that the items contained in (b) through (h) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

(a)       Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following:  (i) all gains and all losses realized by Lessee and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by Lessee or any Subsidiary; and (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

(b)       Consolidated Interest Charges; and

(c)       The amount of taxes used or included in the determination of such Consolidated Net Income; and

(d)       The amount of depreciation and intangible/goodwill amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

(e)       Any non-cash stock or restricted stock based compensation charges per GAAP; and

(f)        Cash or non-cash charges related to restructuring, discontinued operations, and extraordinary items, including, but not limited to, facilities and personnel reductions, or exit of a business or products, in an amount not to exceed $12,000,000 in the aggregate for any fiscal year; and

(g)       Non-cash impairment charges on Lessee-owned buildings or buildings subject to synthetic leases; and

(h)       Non-cash charges related to in-process research and development; and

(i)        EBITDA from Permitted Acquisitions that is not included in (a) through (h).

1.13  Deposit Account Control Agreements.  The definition of “Deposit Account Control Agreements” set forth in Appendix 1 to the Participation Agreement shall be amended and restated in its entirety as follows:

"Deposit Account Control Agreements" means the respective Deposit Account Control Agreements entered into among Lessee, as Customer, Agent (for the account of each Lender in accordance with its Pro Rata Share), as Secured Party, and the following, as Depository Bank:  Silicon Valley Bank and any other depository institutions at which Lessee maintains deposit accounts from time to time.

1.14  Loan Documents.  The definition of “Loan Documents” set forth in Appendix 1 to the Participation Agreement shall be amended and restated in its entirety as follows:

"Loan Documents" means:

The Amended and Restated Credit Agreement (36-Month), entered into as of October 26, 2005, among the Lessee, as Lessee, KeyBank National Association, as Agent, Lead Arranger and Issuing Lender, General Electric Capital Corporation, as Syndication Agent, Silicon Valley Bank, as Documentation Agent, and the other financial institutions party thereto, amending and restating the Credit Agreement (18 Months) dated December 17, 2002, and each note, letter of credit application, request for extension of credit, certificate, fee letter and other instrument or agreement from time to time executed by the Lessee or any of its Subsidiaries and delivered in connection with such agreement and all amendments, modifications and extensions thereof.

1.15  New Convertible Subordinated Notes.  The definition of “New Convertible Subordinated Notes” is set forth in Appendix 1 to the Participation Agreement shall be amended and restated in its entirety as follows:

"New Convertible Subordinated Notes" means subordinated, convertible notes issued by the Lessee on July 30, 2003 in a total principal amount of $160,000,000 and due in 2010.

1.16  Permitted Acquisitions.  The definition of “Permitted Acquisitions” shall be added as a new definition in Appendix 1 to the Participation Agreement as follows:

“Permitted Acquisitions” means Acquisitions that meet the following criteria:

(1)       as of the last day of the fiscal quarter after the Acquisition Lessee will meet the financial covenants set forth in Section 10.2(k), (2) the Acquisition is not in the nature of a hostile takeover, and (3) after giving effect to the Acquisition, Lessee is not, either directly or indirectly through Affiliates, in any line of business other than the digital storage business, any other business incidental or reasonably related thereto, or any businesses that are, as determined by the Board of Directors of Lessee, appropriate extensions thereof; and

(2)       any Acquisition does not exceed (1) $10,000,0000 in cash consideration net of cost and fees paid to or deducted on behalf of third parties in connection with acquisitions, and (2) $50,000,0000 in total consideration including cash; and

(3)       any aggregate Acquisitions in any period of four consecutive fiscal quarters do not exceed (1) $20,000,000 in cash consideration net of cost and fees paid to or deducted on behalf of third parties in connection with acquisitions, and (2) $75,000,000 in total consideration including cash.

1.17  The definitions of “Investment” and “Subordinated Debt” contained in Appendix 1 to the Participation Agreement are amended to delete all references to “Convertible Subordinated Debentures”.

1.18  The definitions of “Convertible Subordinated Debentures,” “Maxtor” “Maxtor Reimbursement Agreement,” “Maxtor Securities,” “Refunding Period,” “Refunding Proceeds,” and “Tax Loss” are deleted in their entirety from Appendix 1 to the Participation Agreement.

1.19  The section in Schedule 10.01 of the Participation Agreement entitled “Indebtedness” is hereby deleted in its entirety and replaced with the following:

INDEBTEDNESS

1.  Tax Ownership Operating Lease (Colorado Springs, CO) between Quantum Corporation and SELCO Service Corporation., dated July 12, 2000 (subject to extension or refinancing for a new five-year term); through an assignment from Lease Plan North America, Inc. to SELCO Service Corporation on July 12, 2000.

2.  M4 Data (Holdings) Ltd. Debentures acquired on April 12, 2001 in the amount of $1,488,000.

3.  Surety Bond for Southern California Edison in the amount of $142,000.

4.  Outstanding Standby Letter of Credit to SELCO in theamount of $25,000,000.

5.  Outstanding Standby Letter of Credit to ACE USAin the amount of $602,940.

6.  Outstanding Standby Letter of Credit to St Paul Fire & Marine Insurance in the amount of $1,050,000.

1.20  The following definition of “KeyBank Credit Agreement” contained in EXHIBIT O to the Participation Agreement is hereby amended and restated in its entirety as follows:

“KeyBank Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 26, 2005, by and among Quantum Corporation, as Lessee, KeyBank National Association, as Agent, Lead Arranger and Issuing Lender, General Electric Capital Corporation, as Syndication Agent, Silicon Valley Bank, as Documentation Agent, and the other financial institutions party thereto, as amended and restated, supplemented or otherwise modified from time to time.

1.21  Compliance Certificate.  The Compliance Certificate required to be delivered by Lessee shall be in the form attached hereto as Attachment 1, which is herebysubstituted in place of and shall supersede the Compliance Certificate set forth in Exhibit L to the Participation Agreement.  Schedule 2 to the Compliance Certificate required to be delivered by Lessee shall be in the form attached hereto as Attachment 2, which is hereby substituted in place of and shall supersede Schedule 2 to the Compliance Certificate set forth in Exhibit L to the Participation Agreement.

ARTICLE 2

CONDITIONS TO EFFECTIVENESS OF AMENDMENT

2.1  The effectiveness of this Amendment is subject to the fulfillment to the satisfaction of the following conditions precedent:

(a)  This Amendment duly executed by the Lessee, the Lessor, each Participant and the Agent;

(b)  A Fifth Amendment to the Lease in the form of Attachment 3, duly executed by Lessor and Lessee and notarized for recording

(c)  A Fifth Amendment to the Deed of Trust in the form of Attachment 4, duly executed by Lessor and Agent and notarized for recording;

(d)  Agent shall have received appropriate authorization documents, including borrowing resolutions and certificates of incumbency, confirming to its satisfaction that all necessary corporate and organizational actions have been taken to authorize Lessee to enter into this Amendment; and

(e)  Agent shall have received such other documents, instruments or agreements as Agent may require to effectuate the intents and purposes of this Amendment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Lessee hereby represents and warrants to Lessor, Agent and the Participants that:

3.1  After giving effect to the amendment of the Participation Agreement pursuant to this Amendment and the consummation of the transactions contemplated hereby (i) each of the representations and warranties set forth in Section 8.3 of the Participation Agreement and in the other Operative Documents are true and correct in all material respects as if made on the date hereof except to the extent such representations and warranties specifically refer to an earlier date in which case they shall be true and correct in all material respects as of such earlier date (with references to the Participation Agreement being deemed to include this Amendment), and (ii) there exists no Lease Event of Default or Potential Lease Default under the Operative Documents after giving effect to this Amendment.

3.2  Lessee has the corporate power and authority and legal right to make, deliver the amendments described herein, and to perform the obligations of its part to be performed under the Participation Agreement as amended hereby and the amendments described herein.  Lessee has taken all necessary action to authorize the execution, delivery and performance of this Amendment and the amendments described herein.  No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or the amendments described herein or the performance by Lessee of the Participation Agreement as amended hereby.

3.3  This Amendment and the Participation Agreement as amended hereby are, or upon delivery thereof to Agent will be, the legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

ARTICLE 4

MISCELLANEOUS

4.1  The Participation Agreement, the other Operative Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed to be amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment.  Except as so amended hereby, the Participation Agreement and the other Operative Documents shall remain in full force and effect in accordance with their respective terms.

4.2  Lessee agrees to pay Agent on demand for all reasonable expenses, including reasonable fees and costs of attorneys and costs of recordation and title insurance, incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished hereunder.

4.3  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth in the preamble hereto.

QUANTUM CORPORATION, a Delaware corporation, as Lessee

By:     /s/ Mary Springer

Name: Mary Springer

Title:  Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Agent

By:      /s/ Robert W. Boswell

Name: Robert W. Boswell

Title:  Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Participant

By:      /s/ Robert W. Boswell

Name: Robert W. Boswell

Title:  Senior Vice President

SELCO SERVICE CORPORATION, as Lessor

By:      /s/ Donald C. Davis

Name: Donald C. Davis

Title:  Vice President

SELCO SERVICE CORPORATION, as Participant

By:      /s/ Donald C. Davis

Name: Donald C. Davis

Title:  Vice President

COMERICA BANK, as Participant

By:      /s/ Raed Y. Alfayoumi

Name: Raed Y. Alfayoumi

Title:  Vice President